Exhibit 99.1

FuelCell Energy Reports Second Quarter of Fiscal 2025 Results

Second Quarter Fiscal 2025 Summary

(All comparisons are year-over-year unless otherwise noted)

●Revenue of $37.4 million, compared to $22.4 million, an increase of approximately 67%
●Gross loss of $(9.4) million compared to $(7.1) million, an increase of approximately 33%
●Loss from operations of $(35.8) million compared with $(41.4) million, a decrease of approximately 13%
●Net loss per share was $(1.79) compared with $(2.18), a decrease of approximately 18%
●Backlog of $1.26 billion, compared to $1.06 billion, an increase of approximately 19%

Current Business Update

●Announcing restructuring plan to reduce operating expenses by 30% on an annualized basis compared to operating expenses incurred in fiscal year 2024
●Focusing commercial efforts on carbonate-based distributed generation, including data center, grid resilience and reliability, and carbon recovery applications
●Refocusing solid oxide development efforts on electrolysis validation and demonstration – pausing R&D activity
●Addition of Mike Hill as Chief Commercial Officer

DANBURY, Conn., June 6, 2025 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (NASDAQ: FCEL) today reported financial results for its second quarter ended April 30, 2025.

“In our second fiscal quarter, we delivered sequential revenue growth and continued executing on the disciplined cost management strategy we initiated in late 2024, in recognition of the changing energy landscape,” said Jason Few, President and Chief Executive Officer. “Additionally, today we are reiterating our focused strategy that prioritizes advancement of our carbonate platform with the goal of meeting accelerating market demand driven by AI data centers, our distributed power generation solutions, and our carbon recovery and utilization applications.”

“Our strategy includes a further global restructuring across our operations in the U.S., Canada, and Germany as part of our ongoing work to concentrate our efforts on scaling our core carbonate technologies and achieving profitability,” Few continued. “We have seen increasing policy support for natural gas energy, which we believe will accelerate adoption of solutions like our carbonate platform, which is already deployed globally using natural gas and biofuels. We believe that the actions we have taken to reduce our workforce by approximately an incremental 22%, scale back new platform commercial development work to focus on our commercially available technology and further reduce our SG&A expenses will help to shorten our timeline to expected future profitability by reducing our cost structure, while preserving our long-term commitment to innovation in electrolysis and carbon capture.”

“Our commercial efforts continue to generate meaningful opportunities, and we believe our Dedicated Power Partners strategic partnership with Diversified Energy Co. PLC and TESIAC Corp. positions us well to accelerate our entry into the data center market and expand our penetration in deployed microgrid applications,” added Few. “We also strengthened our leadership team with the addition of

Mike Hill as our new Chief Commercial Officer this month. His deep experience in sustainable integrated energy solutions and strong grasp of the unique power demands of data centers will be instrumental as we work to establish FuelCell Energy’s presence in this critical growth sector.”

Michael Bishop, Executive Vice President, Chief Financial Officer and Treasurer added, “We are taking deliberate and proactive steps to maintain a strong and flexible balance sheet while continuing to sharpen our focus on cost discipline and the execution of a growth strategy centered on our carbonate platform. Our priorities remain clear: reduce our discretionary spending, decrease our cash burn, and accelerate our trajectory toward our ultimate goal of sustained, positive adjusted EBITDA. In parallel, we are actively pursuing strategic financing to support commercial execution, including our Korea repowering project, where we successfully delivered four modules this quarter,” said Bishop. “We believe our proven technology is well-positioned to meet the demands of the evolving energy integration and the accelerating need for distributed power generation—both through our established channels and our newly launched strategic partnership in Dedicated Power Partners. We remain focused on driving financial performance while enabling long-term, scalable growth.”

Consolidated Financial Metrics

	Three Months Ended April 30,
(Amounts in thousands, except per share data) (1)	2025	2024	Change
Total revenues	$37,406	$22,420	67%
Gross loss	(9,438)	(7,074)	33%
Loss from operations	(35,810)	(41,361)	(13%)
Net loss	(37,749)	(37,656)	(0%)
Net loss attributable to common stockholders	(38,849)	(32,940)	18%
Net loss per basic and diluted share	$ (1.79)	$ (2.18)	(18%)

EBITDA *	(24,920)	(31,809)	(22%)
Adjusted EBITDA *	$ (19,310)	$ (26,489)	(27%)

(1) All historic per share figures have been retroactively adjusted to reflect the Company’s reverse stock split that became effective on November 8, 2024.

* A reconciliation of non-GAAP measures EBITDA and Adjusted EBITDA is contained in the appendix to this press release.

Second Quarter of Fiscal 2025 Results

(All comparisons are between second quarter of fiscal 2025 and second quarter of fiscal 2024 unless otherwise noted)

Second quarter revenue of $37.4 million represents an increase of 67% from the comparable prior year quarter.

●	Product revenues were $13.0 million compared to no product revenues recognized for the comparable prior year period.

●	Service agreements revenues increased to $8.1 million from $1.4 million. The increase in service agreements revenues during the three months ended April 30, 2025 was primarily driven by module replacement revenue recognized under the Company’s long-term service agreement with United Illuminating. There were three module replacements, one of which was fulfilled with a used module, during the three months ended April 30, 2025, and no module replacements during the comparable prior year period.

●	Generation revenues decreased to $12.1 million from $14.1 million. The decrease in generation revenues for the three months ended April 30, 2025 reflects lower power output resulting from maintenance activities during the quarter.

●	Advanced Technologies contract revenues decreased to $4.1 million from $6.9 million. Advanced Technologies contract revenues recognized under our Joint Development Agreement with ExxonMobil Technology and Engineering Company (“EMTEC”) were approximately $2.3 million, revenues arising from the purchase order received from Esso Nederland B.V. (“Esso”), an affiliate of EMTEC and Exxon Mobil Corporation, related to the Rotterdam project were approximately $1.2 million and revenue recognized under government contracts and other contracts were approximately $0.6 million for the three months ended April 30, 2025. This compares to Advanced Technologies contract revenues recognized under our Joint Development Agreement with EMTEC of approximately $2.7 million, revenue recognized under the Esso purchase order of approximately $2.1 million and revenue recognized under government contracts and other contracts of approximately $2.1 million for the three months ended April 30, 2024.

Gross loss for the second quarter of fiscal 2025 totaled $(9.4) million, compared to a gross loss of $(7.1) million in the comparable prior year quarter. The increase in gross loss for the second quarter of fiscal 2025 was primarily related to reduced gross margin on advanced technologies contract revenues and service agreements revenues during the second quarter of fiscal 2025, partially offset by decreased gross loss from generation revenues. The decreased gross loss from generation revenues was a result of a reduction in the expensed construction costs related to the Toyota Project, which were $0.2 million in the second quarter of fiscal 2025, compared to $2.6 million in the second quarter of fiscal 2024 (which also included expensed gas costs).

Operating expenses for the second quarter of fiscal 2025 decreased to $26.4 million from $34.3 million in the second quarter of fiscal 2024. Administrative and selling expenses decreased to $16.5 million during the second quarter of fiscal 2025 from $17.7 million during the second quarter of fiscal 2024. The decrease in administrative and selling expenses is primarily due to lower compensation expense as a result of the restructuring actions taken in the fall of 2024. Research and development expenses decreased to $9.9 million during the second quarter of fiscal 2025 compared to $16.6 million in the second quarter of fiscal 2024. The decrease in research and development expenses is primarily due to a decrease in spending on our commercial development efforts related to our solid oxide power generation and electrolysis platforms and carbon separation and carbon recovery solutions compared to the comparable prior year period, as well as a shift in engineering resource allocation toward supporting funded Advanced Technologies activities.

Net loss was $(37.7) million in the second quarter of fiscal 2025, compared to net loss of $(37.7) million in the second quarter of fiscal 2024.

Adjusted EBITDA totaled $(19.3) million in the second quarter of fiscal 2025, compared to Adjusted EBITDA of $(26.5) million in the second quarter of fiscal 2024. Please see the discussion of non-GAAP financial measures, including Adjusted EBITDA, in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the second quarter of fiscal 2025 was $(1.79), compared to $(2.18) in the second quarter of fiscal 2024. The decrease in net loss per share is primarily due to the net income of $0.3 million attributable to noncontrolling interest during the three months ended April 30, 2025 (compared to the net loss of $5.5 million attributable to noncontrolling interest that benefited the comparable prior year period). The net loss per common share for the three months ended April 30, 2025 benefited from the higher number of weighted average shares outstanding due to share issuances since April 30, 2024.

Restructuring and Operational Update

Today, the Company is announcing its global restructuring plan with respect to its operations in the U.S., Canada and Germany. This plan aims to further reduce operating costs, realign resources toward advancing the Company’s core carbonate technologies, and protect the Company’s competitive position amid slower-than-expected market investments in clean energy. As part of this restructuring plan, on June 5, 2025, the Company reduced its workforce by approximately 22%. Following this reduction in workforce, the Company has a total of approximately 426 global employees.

This restructuring plan follows a November 2024 global restructuring of operations. The goal of the November 2024 restructuring plan was to reduce operating costs by approximately 15% in fiscal year 2025, compared with fiscal year 2024. The November 2024 restructuring plan included a reduction in our workforce of approximately 13% and reduced spending for product development, overhead and other costs.

Key actions under our new restructuring plan include: (i) a global workforce reduction (as described above), (ii) a significant reduction of discretionary overhead spending, (iii) recalibration of our Torrington manufacturing facility production schedule to align with contracted demand, rather than forecasted demand, which, without continued growth in our closed order book, would result in a decrease in our annualized production rate, (iv) the deferral of certain compensation and benefit obligations, (v) the cessation of the majority of development efforts with respect to our solid oxide technology, and (vi) other targeted cost-saving measures.

With our enhanced focus on our core technologies, specifically the manufacture and sale of our carbonate platforms, and the growing demand for distributed power generation in the U.S., Asia, and Europe, we are targeting the future achievement of positive Adjusted EBITDA once our Torrington, CT manufacturing facility reaches an annualized production rate of 100 MW per year. However, for the six months ended April 30, 2025, the facility operated at an annualized production rate of approximately 31 MW, and our annualized production rate may decrease in the near term as part of our restructuring plan.

Cash, Restricted Cash and Short-Term Investments

Cash and cash equivalents, restricted cash and cash equivalents, and short-term investments totaled $240.0 million as of April 30, 2025, compared to $318.0 million as of October 31, 2024. Of the $240.0 million as of April 30, 2025, unrestricted cash and cash equivalents totaled $116.1 million, short-term investments totaled $60.9 million and restricted cash and cash equivalents totaled $63.1 million. Of the $318.0 million total as of October 31, 2024, unrestricted cash and cash equivalents totaled $148.1 million, short-term investments totaled $109.1 million and restricted cash and cash equivalents totaled $60.8 million. Short-term investments represent the amortized cost of U.S. Treasury Securities outstanding and held by the Company as of April 30, 2025 and October 31, 2024.

During the three months ended April 30, 2025, approximately 1.6 million shares of the Company’s common stock were sold under the Company’s Open Market Sale Agreement, as amended, at an average sale price of $5.00 per share, resulting in gross proceeds of approximately $8.1 million before deducting sales commissions and fees, and net proceeds to the Company of approximately $7.7 million after deducting sales commissions and fees totaling approximately $0.4 million.

Backlog

	As of April 30,
(Amounts in thousands)	2025	2024	Change
Product	$ 98,184	$ 12,307	$ 85,877
Service	164,417	145,100	19,317
Generation	967,388	852,933	114,455
Advanced Technologies	29,608	51,112	(21,504)
Total Backlog	$ 1,259,597	$ 1,061,452	$ 198,145

As of April 30, 2025, backlog increased by approximately 18.7% to $1.26 billion, compared to $1.06 billion as of April 30, 2024, in part, as a result of the long-term service agreement entered into with Gyeonggi Green Energy Co., Ltd. (“GGE”) (such long-term service agreement, the “GGE Agreement”) during the third quarter of fiscal year 2024. Backlog for the GGE Agreement has been allocated between product backlog and service backlog. Product backlog is being, and will be, recognized as revenue as the Company completes commissioning of the replacement modules. Under the GGE Agreement, commissioning of the first six 1.4-MW replacement fuel cell modules was completed in the fourth quarter of fiscal year 2024 and commissioning of the next four replacement fuel cell modules was completed in the second quarter of fiscal year 2025. An additional 16 1.4-MW replacement fuel cell modules are expected to be commissioned ratably throughout the remainder of fiscal year 2025, and the remaining 16 1.4-MW replacement fuel cell modules are expected to be commissioned in fiscal year 2026. Service backlog is being, and will be, recognized as revenue as the Company performs service at the GGE site over the term of the GGE Agreement. Backlog also increased as a result of entering into a 20-year power purchase agreement for a 7.4 MW fuel cell power plant that the Company will build in Hartford, CT. This power purchase agreement has added approximately $167.4 million in backlog.

Backlog represents definitive agreements executed by the Company and our customers. Projects for which we have an executed power purchase agreement (“PPA”) or hydrogen power purchase agreement (“HPPA”) are included in generation backlog, which represents future revenue under long-term PPAs and HPPAs. The Company’s ability to recognize revenue in the future under a PPA or HPPA is subject to the Company’s completion of construction of the project covered by such PPA or HPPA. Should the Company not complete the construction of the project covered by a PPA or HPPA, it will forgo future revenues with respect to the project and may incur penalties and/or impairment charges related to the project. Projects sold to customers (and not retained by the Company) are included in product sales and service agreements backlog, and the related generation backlog is removed upon sale. Together, the service and generation portion of backlog had a weighted average term of approximately 18 years as of April 30, 2025, with weighting based on the dollar amount of backlog and utility service contracts of up to 20 years in duration at inception.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. ET to discuss second quarter of fiscal year 2025 results as well as key business highlights. Participants can access the live call via webcast on the Company’s website or by telephone as follows:

●	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page located under the “Our Company” pull-down menu, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the June 6th earnings call event, or click here.
●	Alternatively, participants can dial 888-330-3181 and state FuelCell Energy or the conference ID number 1099808.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 regarding future events or our future financial performance that involve certain contingencies and uncertainties. The forward-looking statements include, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its current and future fuel cell technologies, the expected timing of completion of the Company’s ongoing projects, the Company’s business plans and strategies, the implementation, effect, and potential impact of the Company’s restructuring plans, the Company’s plan to reduce operating costs, the Company’s plan to increase its annualized production rate at its Torrington manufacturing facility in the future, the Company’s plans for and ability to achieve positive Adjusted EBITDA, the capabilities of the Company’s products, and the markets in which the Company expects to operate. Projected and estimated numbers contained herein are not forecasts and may not reflect actual results. These forward-looking statements are not guarantees of future performance, and all forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation: general risks associated with product development and manufacturing; general economic conditions; changes in interest rates, which may impact project financing; supply chain disruptions; changes in the utility regulatory environment; changes in the utility industry and the markets for distributed generation, distributed hydrogen, and fuel cell power plants configured for carbon capture or carbon separation; potential volatility of commodity prices that may adversely affect our projects; availability of government subsidies and economic incentives for alternative energy technologies; our ability to remain in compliance with U.S. federal and state and foreign government laws and regulations; our ability to maintain compliance with the listing rules of The Nasdaq Stock Market; rapid technological change; competition; the risk that our bid awards will not convert to contracts or that our contracts will not convert to revenue; market acceptance of our products; changes in accounting policies or practices adopted voluntarily or as required by accounting principles generally accepted in the United States; factors affecting our liquidity position and financial condition; government appropriations; the ability of the government and third parties to terminate their development contracts at any time; the ability of the government to exercise “march-in” rights with respect to certain of our patents; our ability to successfully market and sell our products internationally; delays in our timeline for bringing commercially viable products to market; our ability to develop additional commercially viable products; our ability to implement our strategy; our ability to reduce our levelized cost of energy and deliver on our cost reduction strategy generally; our ability to protect our intellectual property; litigation and other proceedings; the risk that commercialization of our new products will not occur when anticipated or, if it does, that we will not have adequate capacity to satisfy demand; our need for and the availability of additional financing; our ability to generate positive cash flow from operations; our ability to service our long-term debt; our ability to increase the output and longevity of our platforms and to meet the performance requirements of our contracts; our ability to expand our customer base and maintain relationships with our largest customers and strategic business allies; the risk that our restructuring plans and workforce reductions will not result in the intended benefits or savings; the risk that our restructuring plans and workforce reductions will result in unanticipated costs; the risk that our restructuring plans will yield unintended consequences to our remaining workforce and results of operations; our ability to reduce operating costs; our ability to increase our annualized production rate at our Torrington manufacturing facility in the future; and our ability to achieve positive Adjusted EBITDA in the future, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended October 31, 2024 and the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2025. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement contained herein to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL): FuelCell Energy is a global leader in delivering environmentally responsible distributed baseload energy platform solutions through our proprietary fuel cell technology. FuelCell Energy is focused on advancing sustainable clean energy technologies that address some of the world’s most critical challenges around energy access, security, resilience, reliability, affordability, safety and environmental stewardship. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers worldwide with sustainable products and solutions for industrial and commercial businesses, utilities, governments, municipalities, and communities.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.
ir@fce.com
203.205.2491

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	April 30, 2025	October 31, 2024
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$116,061	$148,133
Restricted cash and cash equivalents – short-term	12,339	12,161
Investments – short-term	60,908	109,123
Accounts receivable, net	10,033	11,751
Unbilled receivables	45,404	36,851
Inventories	123,541	113,703
Other current assets	16,178	12,736
Total current assets	384,464	444,458

Restricted cash and cash equivalents – long-term	50,716	48,589
Inventories – long-term	2,743	2,743
Project assets, net	228,202	242,131
Property, plant and equipment, net	138,188	130,686
Operating lease right-of-use assets, net	7,566	8,122
Goodwill	4,075	4,075
Intangible assets, net	14,131	14,779
Other assets	53,758	48,541
Total assets (1)	$883,843	$944,124
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$17,137	$15,924
Current portion of operating lease liabilities	795	807
Accounts payable	22,552	22,585
Accrued liabilities	24,952	30,362
Deferred revenue	2,918	4,226
Total current liabilities	68,354	73,904
Long-term deferred revenue	4,203	3,010
Long-term operating lease liabilities	8,352	8,894
Long-term debt and other liabilities	124,138	130,850
Total liabilities (1)	205,047	216,658

Redeemable Series B preferred stock (liquidation preference of $64,020 as of April 30, 2025 and October 31, 2024)	59,857	59,857
Total equity:
Stockholders’ equity: Common stock ($0.0001 par value); 1,000,000,000 shares authorized as of April 30, 2025 and October 31, 2024; 22,776,193 and 20,375,932 shares issued and outstanding as of April 30, 2025 and October 31, 2024, respectively)	2	2
Additional paid-in capital	2,318,607	2,300,031
Accumulated deficit	(1,707,925)	(1,641,550)
Accumulated other comprehensive loss	(1,507)	(1,561)
Treasury stock, Common, at cost (31,596 and 12,543 shares as of April 30, 2025 and October 31, 2024, respectively)	(1,314)	(1,198)
Deferred compensation	1,314	1,198
Total stockholders’ equity	609,177	656,922
Noncontrolling interests	9,762	10,687
Total equity	618,939	667,609
Total liabilities, redeemable Series B preferred stock and total equity	$883,843	$944,124
(1)	As of April 30, 2025 and October 31, 2024, the combined assets of the variable interest entities (“VIEs”) were $319,631 and $311,723, respectively, that can only be used to settle obligations of the VIEs. These assets include cash of $2,345, accounts receivable of $581, unbilled accounts receivable of $12,055, operating lease right of use assets of $1,652, other current assets of $149,636, restricted cash and cash equivalents of $739, project assets of $149,487 and other assets of $3,136 as of April 30, 2025, and cash of $2,891, accounts receivable of $674, unbilled accounts receivable of $9,479, operating lease right of use assets of $1,663, other current assets of $135,756, restricted cash and cash equivalents of $639, project assets of $157,604 and other assets of $3,018 as of October 31, 2024. The combined liabilities of the VIEs as of April 30, 2025 include short-term operating lease liabilities of $204, accounts payable of $190,548, accrued liabilities of $406, deferred revenue of $150, long-term operating lease liability of $2,131, derivative liability of $2,931 and other non-current liabilities of $292 and, as of October 31, 2024, include short-term operating lease liabilities of $204, accounts payable of $181,274, accrued liabilities of $341, deferred revenue of $20, derivative liabilities of $3,693, long-term operating lease liability of $2,142 and other non-current liabilities of $240.

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended April 30,
	2025	2024
Revenues:
Product	$13,027	$-
Service	8,144	1,369
Generation	12,124	14,118
Advanced Technologies	4,111	6,933
Total revenues	37,406	22,420
Costs of revenues:
Product	16,261	2,938
Service	9,067	1,267
Generation	18,411	21,424
Advanced Technologies	3,105	3,865
Total costs of revenues	46,844	29,494
Gross loss	(9,438)	(7,074)
Operating expenses:
Administrative and selling expenses	16,470	17,660
Research and development expenses	9,896	16,627
Restructuring	6	-
Total costs and expenses	26,372	34,287
Loss from operations	(35,810)	(41,361)
Interest expense	(2,548)	(2,275)
Interest income	1,825	3,390
Other (expense) income, net	(1,132)	2,590
Loss before provision for income taxes	(37,665)	(37,656)
Provision for income taxes	(84)	-
Net loss	(37,749)	(37,656)
Net income (loss) attributable to noncontrolling interest	300	(5,516)
Net loss attributable to FuelCell Energy, Inc.	(38,049)	(32,140)
Series B preferred stock dividends	(800)	(800)
Net loss attributable to common stockholders	$(38,849)	$(32,940)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(1.79)	$(2.18)
Basic and diluted weighted average shares outstanding	21,740,193	15,099,482

FUELCELL ENERGY, INC.

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Six Months Ended April 30,
	2025	2024
Revenues:
Product	$13,099	$-
Service	9,992	2,986
Generation	23,470	24,611
Advanced Technologies	9,842	11,514
Total revenues	56,403	39,111
Costs of revenues:
Product	19,297	5,329
Service	10,735	3,155
Generation	33,705	42,318
Advanced Technologies	7,308	7,108
Total costs of revenues	71,045	57,910
Gross loss	(14,642)	(18,799)
Operating expenses:
Administrative and selling expenses	31,500	34,060
Research and development expenses	20,977	30,980
Restructuring	1,542	-
Total costs and expenses	54,019	65,040
Loss from operations	(68,661)	(83,839)
Interest expense	(5,155)	(4,613)
Interest income	4,213	7,457
Other expense, net	(448)	(1,060)
Loss before provision for income taxes	(70,051)	(82,055)
Provision for income taxes	(84)	-
Net loss	(70,135)	(82,055)
Net loss attributable to noncontrolling interest	(3,760)	(30,122)
Net loss attributable to FuelCell Energy, Inc.	(66,375)	(51,933)
Series B preferred stock dividends	(1,600)	(1,600)
Net loss attributable to common stockholders	$(67,975)	$(53,533)
Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(3.22)	$(3.55)
Basic and diluted weighted average shares outstanding	21,110,664	15,076,778

Appendix

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are non-GAAP measures of operations and operating performance by the Company.

These supplemental non-GAAP measures are provided to assist readers in assessing operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation, restructuring charges, non-cash (gain) loss on derivative instruments and other unusual items, which are considered either non-cash or non-recurring.

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended April 30,		Six Months Ended April 30,

(Amounts in thousands)	2025	2024	2025	2024
Net loss	$ (37,749)	$ (37,656)	(70,135)	(82,055)
Depreciation and amortization (1)	10,890	9,552	20,836	18,151
Provision for income taxes	84	-	84	-
Other expense (income), net (2)	1,132	(2,590)	448	1,060
Interest income	(1,825)	(3,390)	(4,213)	(7,457)
Interest expense	2,548	2,275	5,155	4,613
EBITDA	$ (24,920)	$ (31,809)	$ (47,825)	$ (65,688)
Stock-based compensation expense	4,824	3,002	6,966	5,878
Unrealized loss (gain) on natural gas contract derivative assets (3)	780	2,318	(1,066)	4,177
Restructuring	6	-	1,542	-
Adjusted EBITDA	$ (19,310)	$ (26,489)	$ (40,383)	$ (55,633)

(1)	Includes depreciation and amortization on our Generation portfolio of $8.7 million and $16.7 million for the three and six months ended April 30, 2025, respectively, and $7.2 million and $14.0 million for the three and six months ended April 30, 2024, respectively.
(2)	Other expense (income), net includes gains and losses from transactions denominated in foreign currencies, interest rate swap income earned from investments and other items incurred periodically, which are not the result of the Company’s normal business operations.
(3)	The Company recorded a mark-to-market net loss (gain) of $0.8 million and $(1.1) million for the three and six months ended April 30, 2025, respectively, and a mark-to-market net loss of $2.3 million and $4.2 million for the three and six months ended April 30, 2024, respectively, related to natural gas purchase contracts as a result of net settling certain natural gas purchases under previous normal purchase normal sale contract designations, which resulted in a change to mark-to-market accounting. These gains and losses are classified as Generation cost of sales.